Exhibit 10.1

Execution Version

BANC OF AMERICA SECURITIES LLC BANC OF AMERICA BRIDGE LLC BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE Eleven Madison Avenue New York, New York 10010

J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

BARCLAYS CAPITAL BARCLAYS BANK PLC 200 Park Avenue New York, New York 10166	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

August 24, 2009

Warner Chilcott PLC

Unit 19 Ardee Business Park, Hale Street

Ardee, Co. Louth, Ireland

Attention: Paul Herendeen, Chief Financial Officer

Project Seabiscuit

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities LLC (“BAS”), Credit Suisse (acting through such of its branches or affiliates as it may designate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMSI”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Barclays Bank PLC (“Barclays Bank”), Barclays Capital, the investment banking division of Barclays Bank PLC, (“Barclays Capital”), Citi (as defined below) (“Citi”) and Citigroup Global Markets Inc. (“CGMI”) (collectively, the “Commitment Parties”, “us” or “we”) that you intend to acquire, through one or more of your wholly-owned subsidiaries, the Pharmaceuticals Business (as defined in Exhibit A) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”). For purposes of the Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments

In connection with the Transactions, (a) each of Bank of America, CS, JPMCB, MSSF, Barclays Bank and Citi (collectively, the “Initial Senior Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 16  2/3% of the entire aggregate principal amount of the Senior Secured Facilities and (b) each of Banc of America Bridge, CS, JPMCB, MSSF, Barclays Bank and Citi (collectively, the “Initial Bridge Lenders” and together with the Initial Senior Lenders, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 16  2/3% of the entire aggregate principal amount of the Bridge Facility, in each case upon the terms and conditions set forth in this letter and the Summaries of Terms and Conditions, as applicable, attached as Exhibits B, C and D hereto (collectively, the “Term Sheets”).

2.	Titles and Roles

It is agreed that:

(a) (i) BAS and CS Securities will act as co-lead arrangers and joint bookrunners (acting collectively in such capacities, the “Senior Lead Arrangers”) and Barclays Capital, CGMI, JPMSI and MSSF will act as joint bookrunners for the Senior Secured Facilities and (ii) CS will act as sole administrative agent for the Senior Secured Facilities; and

(b) (i) JPMSI and MSSF will act as co-lead arrangers and joint bookrunners (acting collectively in such capacities, the “Bridge Lead Arrangers” and, together with the Senior Lead Arrangers, the “Lead Arrangers”) and Barclays Capital, BAS, CGMI and CS Securities will act as joint bookrunners for the Bridge Facility and (ii) JPMCB will act as sole administrative agent for the Bridge Facility.

It is further agreed that (A) BAS will have “left” placement and CS Securities will have second placement and the other Initial Senior Lenders (or their affiliates, as applicable) will be listed in alphabetical order in any marketing materials or other documentation used in connection with the Senior Secured Facilities and (B) JPMSI will have “left” placement and MSSF will have second placement and the other Initial Bridge Lenders (or their affiliates, as applicable) will be listed in alphabetical order in any marketing material or other documentation used in connection with the Bridge Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agents, co-agents, arrangers or bookrunners shall be entitled to greater economics of the Credit Facilities than any of the Initial Lenders).

3.	Syndication

We intend to syndicate the Credit Facilities to a group of lenders identified by us in consultation with you and reasonably acceptable to you (together with the Initial Lenders, the “Lenders”). Notwithstanding any other provision of this Commitment Letter to the contrary, except with respect to syndication or assignments to Lenders consented to by you (such consent not to be unreasonably withheld) (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities (except to the extent Senior Notes are issued or any other financing is provided in lieu of the Bridge Facility or a portion thereof) on the Closing Date, and (c) unless you agree in writing, each

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Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. To the extent any such assignment is made, Parent shall be entitled, prior to the Closing Date at the Parent’s expense, to replace any assignee that has (or is controlled by any person or entity that has) been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, or that refuses to execute, or materially delays in executing, definitive documentation agreed with the Commitment Parties, with another financial institution selected by the Parent in consultation with the Commitment Parties.

The Commitment Parties hereby agree that, unless the Commitment Parties shall otherwise agree in writing, during the period commencing on the date hereof and ending on the 90th day after the Closing Date (or in the case of the Senior Secured Facilities only, on such earlier date as a Successful Syndication (as defined in the Fee Letter) shall have occurred) each Commitment Party shall be provided with a reasonable opportunity to participate pro rata, on the basis of each Commitment Party’s commitment on the date hereof (after giving effect to any previous Sell Down (as defined below)), in any sale, assignment, participation, syndication of or other transfer of any kind whatsoever of loans or the commitment of a Commitment Party hereunder in each case in respect of each Credit Facility (as defined in Exhibit A hereto) (each a “Sell Down”), other than any such Sell Down by a Commitment Party to an affiliate of such Commitment Party (other than an affiliate that is an investment fund (including, without limitation, any proprietary trading group) organized for the purpose of investing in, trading or managing debt obligations similar to those contemplated by this Commitment Letter), provided that such affiliate shall in connection with such Sell Down agree to be bound by the provisions of this paragraph. You hereby acknowledge that this paragraph is for the sole and exclusive benefit of the Commitment Parties and you shall have no right to enforce the provisions hereof. Each of the parties hereto agrees that notwithstanding anything to the contrary in this Commitment Letter, this paragraph shall survive the Closing Date and any termination of this Commitment Letter until such time as the provisions of the first sentence hereof shall cease to be operative in accordance with their terms.

The Commitment Parties intend to commence syndication efforts promptly, and until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) ninety (90) days after the Closing Date, you agree actively to assist (and using your commercially reasonable efforts to cause the Pharmaceuticals Business to actively assist) the Commitment Parties in completing a syndication satisfactory to the Commitment Parties and you. Such assistance shall include (A) using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and the existing banking relationships of each of Bain Capital Partners, LLC, CCMP Capital Advisors, LLC, Thomas H. Lee Partners L.P. and their respective affiliates (collectively, the “Sponsors”), (B) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Pharmaceuticals Business and the proposed Lenders), (C) your assistance (and using your commercially reasonable efforts to cause the Pharmaceuticals Business to assist) in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication, (D) the hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Pharmaceuticals Business to be available for such meetings), (E) obtaining (x) corporate/corporate family ratings for the Borrower and (y) ratings for the Credit Facilities and the Senior Notes, in each case from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) prior to the Closing Date, and (F) there being no competing offering, placement or arrangement of any debt securities (other than the Senior Notes or debt securities issued in lieu of the Senior Notes) or bank financing (other than the Credit Facilities) by or on behalf of the Pharmaceuticals Business or Parent and its subsidiaries (collectively, “Warner Chilcott”) (other than, with respect to the Pharmaceuticals Business, indebtedness expressly contemplated by the Purchase Agreement) that could

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reasonably be expected to materially impair the primary syndication of the Credit Facilities or the offering of the Senior Notes. If you accept this Commitment Letter with respect to the Bridge Facility, you agree to use commercially reasonable efforts to provide to us financial statements and other information customary for the bond marketing process by October 15, 2009. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the primary syndication of the Credit Facilities shall constitute a condition precedent to the Closing Date.

The Commitment Parties, in their capacity as such, will manage, in consultation with you (and subject to your consent rights set forth in the second preceding paragraph), all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Commitment Parties, in such capacity, will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby. To assist the Commitment Parties in their syndication efforts, you agree promptly to prepare and provide to the Commitment Parties (and use commercially reasonable efforts to cause the Pharmaceuticals Business to provide to the Commitment Parties) all information with respect to you and your subsidiaries, the Pharmaceuticals Business and the Acquisition, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Credit Facilities (it being understood that the Commitment Parties may engage in two or more syndication periods and you and the Sponsors have agreed to assist the Commitment Parties as set forth in this paragraph in connection with all such syndication efforts).

At the request of the Commitment Parties, you agree to assist in the preparation of a version of the information package and presentation (the “Public Information Package”) consisting exclusively of information and documentation with respect to Warner Chilcott, the Pharmaceuticals Business and the Acquisition that is either publicly available or not material with respect to you, the Pharmaceuticals Business, your or their respective affiliates, any of your or their respective securities and the Acquisition for purposes of United States federal and state securities laws. It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, containing a representation by you to the Commitment Parties that the Public Information Package does not include material non-public information about the Borrower, its affiliates or its securities and exculpating you, the Sponsors, the Borrower and us with respect to any liability related to the use of the contents of such Public Information Package or any related marketing material by the recipients thereof. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only the Public Information Package (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and comply with U.S. Securities and Exchange Commission disclosure obligations): (a) drafts and final definitive documentation with respect to the Credit Facilities; (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Credit Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information or Projections (the “Borrower Materials”) to be distributed to “public side” lenders (i.e. lenders that do no wish to receive material non-public information with respect to Warner Chilcott or the Pharmaceuticals Business), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Borrower Materials as not containing any material non-public

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information with respect to Warner Chilcott or the Pharmaceuticals Business or their respective securities for the purpose of United States federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”).

4.	Information

You hereby represent, warrant and covenant that (with respect to Information and Projections relating to the Pharmaceuticals Business, to your knowledge) (a) all written information, other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence is incorrect, in any material respect, then you will (or, with respect to the Information and Projections relating to the Pharmaceuticals Business, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Pharmaceuticals Business, to your knowledge) such representations are correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (together with the Fee Credit Letter dated the date hereof and delivered herewith, the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth on Exhibit D and in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions” and Exhibit C under the heading “CERTAIN CONDITIONS – Conditions Precedent” (as applicable). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Facilities Documentation (as defined in Exhibit D) or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Warner Chilcott, the Pharmaceuticals Business and their respective businesses, the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date, shall be (i) such of the representations made by the Seller in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your subsidiary has) the right to terminate your (or its) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth in this

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Commitment Letter are satisfied (it being understood that, to the extent any guarantee or collateral (including the creation or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than (x) any guarantee or pledge by a person that is organized in the United States (including Puerto Rico) or by a borrower under, or guarantor of, the Existing Credit Facility or the existing senior subordinated notes, and (y) the grant and perfection of security interests (i) in material assets located in any state of the United States, Puerto Rico or the District of Columbia, (ii) in other assets therein with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (iii) in capital stock with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence, power and authority, due authorization, execution and delivery and the enforceability of the Credit Facilities Documentation, in each case as they relate to the entering into and performance of the Credit Facilities Documentation, effectiveness, validity and perfection of first priority liens under the security documents (subject to the limitations set forth in the preceding sentence), solvency, financial statements, litigation (but only to the extent the breach of such representation would result in a Closing Date Material Adverse Effect (as defined in Exhibit D hereto)), Federal Reserve margin regulations, the Investment Company Act and status of the Credit Facilities and the guaranties thereof as senior debt. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Credit Facilities on the Closing Date are set forth in each of the relevant Term Sheets under the heading “CERTAIN CONDITIONS–Initial Conditions” (in the case of Exhibit B) or “CERTAIN CONDITIONS” (in the case of Exhibit C) and in Exhibit D. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds thereof and the Acquisition and the Transaction or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to such indemnified persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons taken as a whole (and, if necessary, of one local counsel in any jurisdiction), provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of, or material breach of this Commitment Letter or the Fee Letter by, such indemnified person and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable out-of-pocket expenses that have been invoiced in a reasonable period of time prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of one counsel per Credit Facility to the Commitment Parties (and, if necessary, of one local counsel and one regulatory counsel in any jurisdiction)) incurred in

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connection with each of the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Credit Facilities on a several, and not joint, basis with any other Lender. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such indemnified person (or any of its related parties). None of the indemnified persons or you, the Sponsor, the Pharmaceuticals Business or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Credit Facilities or the transactions contemplated hereby. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (i) such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or its affiliates) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, Pharmaceuticals Business or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, none of the Commitment Parties and none of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Commitment Parties and their respective affiliates of services for other companies or other persons and none of the Commitment Parties or their respective affiliates will furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate; (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by

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the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and the Borrower.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and, on a confidential basis, those of the Seller and the Seller itself (provided that any disclosure of the Fee Letter or its terms or substance to the Seller or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in respect of the amount of fees set forth in numbered paragraphs 1 through 6 thereof, unless the Commitment Parties otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any prospectus or offering memoranda relating to the Senior Notes, in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, and (d) the Term Sheets may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition; provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

The Commitment Parties shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and the related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such

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Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by you (except to one or more of your subsidiaries immediately prior to or otherwise substantially concurrently with the consummation of the Acquisition) without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Subject to Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

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The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Initial Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of the signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or similar format) will be as effective as delivery of a manually executed counterpart hereof.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 5:00 p.m., New York City time, on August 28, 2009. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) December 31, 2009, (ii) the closing of the Acquisition (x) in the case of the Senior Secured Facilities, without the use of the Senior Secured Facilities or (y) in the case of the Bridge Facility, without the use of the Bridge Facility and (iii) the termination prior to closing of the Acquisition of the Purchase Agreement.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) EACH INITIAL SENIOR LENDER IS OFFERING TO PROVIDE THE SENIOR SECURED FACILITIES SEPARATE AND APART FROM EACH INITIAL BRIDGE LENDER’S OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) EACH INITIAL BRIDGE LENDER IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY EACH INITIAL SENIOR LENDER TO PROVIDE THE SENIOR SECURED FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR SECURED FACILITIES OR THE BRIDGE FACILITY OR BOTH.

10

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Adam Cady
Name:	Adam Cady
Title:	Managing Director

BANC OF AMERICA BRIDGE LLC

By:	/s/ Adam Cady
Name:	Adam Cady
Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Adam Cady
Name:	Adam Cady
Title:	Managing Director

Commitment Letter Signature Page

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Director

By:	/s/ Karim Blasetti
Name:	Karim Blasetti
Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Sovonna Day-Goins
Name:	Sovonna Day-Goins
Title:	Managing Director

Commitment Letter Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mary E. Gherty
Name:	Mary E. Gherty
Title:	Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Mark H. Radin
Name:	Mark H. Radin
Title:	Executive Director

Commitment Letter Signature Page

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Peter Zippelius
Name:	Peter Zippelius
Title:	Authorized Signatory

Commitment Letter Signature Page

BARCLAYS BANK PLC

By:	/s/ John A. Skrobe
Name:	John A. Skrobe
Title:	Managing Director

Commitment Letter Signature Page

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Stuart G. Dickson
Name:	Stuart G. Dickson
Title:	Director

Commitment Letter Signature Page

The provisions of this Commitment Letter with respect to the Senior Secured Facilities are accepted and agreed to as of the date first written above:

WARNER CHILCOTT PLC

By:	/s/ Paul Herendeen
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

The provisions of this Commitment Letter with respect to the Bridge Facility are accepted and agreed to as of the date first written above:

WARNER CHILCOTT PLC

By:	/s/ Paul Herendeen
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Commitment Letter Signature Page

EXHIBIT A

PROJECT SEABISCUIT

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

Warner Chilcott PLC, an Irish corporation (the “Parent”) intends to acquire (the “Acquisition”), through one or more of its direct or indirect wholly-owned subsidiaries, the worldwide prescription pharmaceuticals business (the “Pharmaceuticals Business”) of The Procter & Gamble Company (the “Seller”) and its affiliates pursuant to a Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”) dated as of August 24, 2009 between Seller and Parent. In connection therewith, it is intended that:

(a) Certain subsidiaries of Parent will obtain senior secured credit facilities (the “Senior Secured Facilities”) in an aggregate amount of $2.75 billion comprised of (i) $2.50 billion in aggregate term loan facilities, and (ii) a $250.0 million revolving credit facility, each as described in Exhibit B (in each case, as such amount may be increased pursuant to the Fee Letter). Notwithstanding the foregoing, the Senior Secured Facilities may, at the option of the Parent, be implemented by amending or amending and restating the Existing Credit Facility (as defined below) on terms consistent with this Commitment Letter.

(b) One of the Parent’s subsidiaries will either (i) issue and sell senior unsecured notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement on the Closing Date yielding at least $1.4 billion in gross cash proceeds on or prior to the Closing Date, or (ii) if and to the extent such subsidiary does not, or it is unable to, issue Senior Notes yielding at least $1.4 billion in gross cash proceeds on or prior to the Closing Date, obtain at least $1.4 billion, less the amount of the Senior Notes, if any, issued on or prior to the Closing Date, in loans under a new senior unsecured bridge facility as described in Exhibit C (the “Bridge Facility” and, together with the Senior Secured Facilities, the “Credit Facilities”).

(c) The proceeds of the Credit Facilities and the Senior Notes on the Closing Date will be applied (i) to refinance the credit facility dated as of January 18, 2005 among Warner Chilcott Holdings Company III, Limited, as BR Borrower, Warner Chilcott Corporation, as U.S. Borrower, Warner Chilcott Company, LLC, as PR Borrower, Credit Suisse, as Administrative Agent, and the other agents and lenders party thereto (as amended from time to time, the “Existing Credit Facility”) (unless the Existing Credit Facility is amended or amended and restated as contemplated by paragraph (a) above), (ii) to pay the cash consideration for the Acquisition, (iii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), (iv) to make any payment required to be made in connection with the exercise of the Sanofi Put, and (v) with respect to the Revolving Facility, for the other permitted purposes specified in the Term Sheets.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit D and the initial funding of the relevant Credit Facilities.

EXHIBIT B

PROJECT SEABISCUIT

$2,750,000,000

Senior Secured Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Secured Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

1.	PARTIES

Borrower:	Warner Chilcott Corporation, a Delaware Corporation (“US Borrower”), Warner Chilcott Company, LLC, a limited liability company organized under the laws of Puerto Rico (the “PR Borrower”) and WC Luxco S.à r.l. organized under the laws of Luxembourg (the “Luxco Borrower” and, together with the US Borrower and the PR Borrower, the “Borrowers”), in each case in amounts determined by the Parent prior to the commencement of syndication. Upon the reasonable request of the Initial Lenders, if they determine that it would be necessary or advisable to satisfy “legal investment” restrictions applicable to potential Lenders, borrowings made by the PR Borrower and the Luxco Borrower will be co-borrowed by a newly-created limited liability company organized under the laws of one of the states of the United States (which will have no operations or other assets or liabilities except relating to such co-borrowing activities and guarantees of other debt of the Parent and its affiliates).

Guarantors:	Each Borrower, each entity that is a borrower under, or guarantees obligations under, the Existing Credit Facility and each subsidiary that would otherwise be required to become a guarantor under the terms of the Existing Credit Facility upon the consummation of the Acquisition, except to the extent a guarantee by such entity is not permitted by law, regulation or contract or, to the extent such entity is not a guarantor under the Existing Credit Facility, would result in material and adverse tax consequences (and subject to the Certain Funds Provision).

Administrative Agent:	Credit Suisse, acting through such of its branches or affiliates as it may designate (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, arranged by the Commitment Parties and reasonably acceptable to the Borrowers (collectively, the “Lenders”).

2.	TYPES AND AMOUNTS OF SENIOR SECURED FACILITIES

A.	Term A Loan Facility:

Type and Amount:	A Term A Loan facility (the “Term A Loan Facility”) in the amount of $1.0 billion (the loans thereunder, the “Term A Loans”). The Term A Loans will be offered to Lenders with 200 bps of original issue discount or upfront fees on the amount thereof.

Maturity and Amortization:	The Term A Loans will mature on the date that is five years after the Closing Date.

The Term A Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to the applicable percentage set forth below of the original principal amount of the Term A Loan Facility:

Year	Amortization
1	10%
2	20%
3	20%
4	20%
5	30%

Availability:	Except to the extent set forth below under “Delayed Draw Term Facility”, the Term A Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term A Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term A Loans will be used to finance a portion of the Transactions.

B.	Term B Loan Facility

Type and Amount:	A Term B Loan facility (the “Term B Loan Facility” and, together with the Term A Loan Facility the “Term Loan Facilities”) in the amount of $1.5 billion (the loans thereunder, the “Term B Loans” and, together with the Term A Loans, the “Term Loans”). The Term B Loans will be offered to Lenders with 200 bps of original issue discount or upfront fees on the amount thereof.

Maturity and Amortization:	The Term B Loans will mature on the date that is five years and six months after the Closing Date (the “Term B Maturity Date”).

The Term B Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term B Loan Facility. The balance of the Term B Loans will be payable on the Term B Maturity Date.

Availability:	Except to the extent set forth below under “Delayed Draw Term Facility,” the Term B Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term B Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term B Loans will be used to finance a portion of the Transactions.

C.	Delayed Draw Term Facility:

Type and Amount:	At the Borrower’s election (the “Delayed Draw Election”), up to $350 million of the Term Loan A Facility or the Term Loan B Facility (as determined by the Commitment Parties), or a combination thereof, shall be available as a delayed-draw term loan (the “Delayed Draw Term Facility”).

Availability:	The Delayed Draw Term Facility may be drawn at any time on or prior to 180 days following the Closing Date to pay obligations of Parent or its subsidiaries in connection with the Sanofi Put (as defined below). Repayments and prepayments of the Delayed Draw Term Facility may not be reborrowed.

Sanofi Put:	The following terms shall have the following meanings:

“Sanofi” means Sanofi-Aventis U.S. LLC, as successor to Aventis Pharmaceuticals Inc.

“Sanofi Collaboration Agreement” means the Amended and Restated Collaboration Agreement dated October 8, 2004, by and between the Seller, Procter & Gamble Pharmaceuticals, Inc. and Sanofi, as amended from time to time.

“Sanofi Put” means Sanofi’s right to elect to discontinue the Sanofi collaboration pursuant to Article XVII (J) of the Sanofi Collaboration Agreement and to require Parent or its subsidiaries to acquire all of Sanofi’s interest under the Sanofi Collaboration Agreement and related documents following the consummation of the Acquisition.

Use of Proceeds:	The proceeds of the Delayed Draw Term Facility will be used to pay obligations of Parent or its subsidiaries in connection with the Sanofi Put.

Other Terms; Condition to Borrowing:	Except as otherwise specified, the portion of the Delayed Draw Term Facility (x) that is elected to be part of the Term Loan A Facility, shall be subject to the same terms and conditions as the Term Loan A Facility and (y) that is elected to be part of the Term Loan B Facility, shall be subject to the same terms and conditions as the Term Loan B facility.

D.	Revolving Facility:

Type and Amount:	A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the initial amount of $250 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

Availability and Maturity:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”). The Revolving Commitments and the Revolving Loans will mature on the Revolving Termination Date.

Revolving Loans may be made available on the Closing Date (i) to finance the Transactions up to an amount to be agreed, (ii) in an amount (not to exceed $200 million) necessary to fund any original issue discount or upfront fees with respect to the Credit Facilities, (iii) to finance the Transaction Costs and (iv) for seasonal working capital and variations from projected working capital at the closing of the Acquisition.

Letters of Credit:	A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent or other Lenders reasonably satisfactory to the applicable Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the applicable Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the applicable Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility), in the ordinary course of business and otherwise within the sublimit for availability of Revolving Loans on the Closing Date.

Swingline Loans:	A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis.

Use of Proceeds:	The proceeds of the Revolving Loans will be used (i) to finance a portion of the Transactions (including upfront fees, original issue discount and the Transaction Costs in an amount not to exceed $200 million), (ii) to finance the working capital needs of Parent and its subsidiaries and (iii) for general corporate purposes of Parent and its subsidiaries.

3.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrowers at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans, three days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans (as defined in Annex I) prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied as directed by the Borrowers.

Mandatory Prepayments:	Mandatory repayments of Term Loans shall be required from:

(a) 100% of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Loan Parties and their subsidiaries (subject to exceptions and reinvestment rights no less favorable than those set forth in the Existing Credit Facility subject to modifications as described below under “Senior Secured Credit Documentation”);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Loan Parties and their subsidiaries (other than indebtedness permitted by the Senior Secured Credit Facilities); and

(c) 50% (reducing to 25% if the Leverage Ratio (as defined below) is less than 2.50:1.00) of annual Excess Cash Flow (to be defined in a manner no less favorable than in the Existing Credit Facility subject to modifications as described below under “Senior Secured Credit Documentation”) of the Loan Parties and their subsidiaries.

In addition, (a) if the Borrower does not make the Delayed Draw Election (and instead draws the full amount of the Term Loan Facility on the Closing Date), the Term Loan Facilities shall be subject to mandatory prepayment at the issued price (plus accrued interest and any accreted original issue discount at the time of such prepayment) in an amount equal to (i) if the Sanofi Put expires or is terminated before it is exercised, $350 million and (ii) if the Sanofi Put is exercised prior to its expiration, the excess, if any, of $350 million over the amount paid by Parent or its subsidiaries in connection therewith and (b) if the Borrower makes the Delayed Draw Election and draws under the Delayed Draw Term Facility prior to the exercise of the Sanofi Put (e.g. because the availability period has been reduced pursuant to the “market flex” provisions of the Fee Letter), loans under the Delayed Draw Term Facility shall be subject to mandatory prepayment at the issued price (plus accrued interest and any accreted original issue discount at the time of such prepayment) in an amount equal to the excess of the amount so drawn over the amount paid by Parent or its subsidiaries in connection with the Sanofi Put.

All mandatory repayments of Term Loans will be applied in a manner substantially consistent with the Existing Credit Facility (subject to modifications described below in “Senior Secured Credit Documentation”).

4.	COLLATERAL

Collateral:	Subject to exclusions and limitations consistent with those set forth in the Existing Credit Facility (subject to modifications described below in “Senior Secured Credit Documentation”), and subject to the Certain Funds Provision, the obligation of the Borrowers and the Guarantors in respect of the Senior Secured Facilities and any swap and cash management obligations owed to lenders or affiliates of lenders shall be secured by substantially all material assets of the Borrowers and the Guarantors and the capital stock of the Bermuda Borrower (as defined in the Existing Credit Facility), except to the extent that the inclusion of such asset is not permitted by law, regulation or contract or, to the extent such asset is not part of the collateral for the Existing Credit Facility, would result in material and adverse tax consequences.

5.	CERTAIN CONDITIONS

Initial Conditions:	The availability of the Senior Secured Facilities on the Closing Date will be subject only to (a) the conditions precedent set forth on Exhibit D, and (b) the accuracy in all material respects of the representations and warranties (subject to the Certain Funds Provision); provided that to the extent any of the foregoing are qualified or subject to “material adverse effect”, the definition thereof shall be “Closing Date Material Adverse Effect” as defined in the Exhibit D for purposes of any representations and warranties made or to be made on, or as of, the Closing Date (or a date prior thereto).

Conditions to Delayed

Draw Term Loan Facility:	Notwithstanding anything in the Commitment Letter (including the Exhibits thereto), the only conditions to the borrowing of any loans under the Delayed Draw Term Facility shall be (i) the occurrence of the Closing Date, (ii) the absence of a payment or bankruptcy (with respect to a Borrower) default and (iii) the exercise of the Sanofi Put. The Senior Secured Credit Documentation (as defined below) will not contain any additional conditions to borrowing under the Delayed Draw Term Facility.

On-Going Conditions:	After the Closing Date, the making of each Loan (other than a Loan under the Delayed Draw Term Facility) or the issuance of a Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Senior Secured Credit Documentation and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

6.	DOCUMENTATION

Senior Secured Credit

Documentation:	The definitive documentation for the Senior Secured Facilities (the “Senior Secured Credit Documentation”) shall contain only those representations and warranties, affirmative and negative covenants and events of default substantially consistent with those contained in the Existing Credit Facility, subject to (i) materiality qualifications that give effect to the Acquisition, (ii) baskets and exceptions that are sized to reflect the increased EBITDA of Warner Chilcott since the date of the Existing Credit Facility, including giving effect to the Acquisition, (iii) exceptions to permit the Transactions and (iv) such other changes (including changes to the items referred to in clauses (i) and (ii) above) as reasonably agreed based on prevailing market conditions (such agreement not to be unreasonably withheld or delayed). In addition, (i) entry into the contractual obligations with respect to the Sanofi Put, and payments thereon (including payments (or payments to a parent company to fund payments) to Sanofi, to repurchase the Seller’s profit-share interest, and in respect of the Seller’s profit-share interest), will be carved out of, and permitted under, all applicable covenants in the Credit Facilities, the Bridge Facility, the Senior Notes and any financing issued in lieu thereof (the “Sanofi Carveout”), (ii) scheduled payments of principal and interest, mandatory redemptions and refinancings with subordinated debt of the Existing Notes shall be carved out of, and permitted under, all applicable covenants in the Credit Facilities and (iii) the general basket for asset dispositions referred to in the Existing Credit Facility shall be increased to 20% of consolidated EBITDA (determined on a pro forma basis).

Financial Covenants:	Limited to:

1.	A maximum total leverage ratio (the “Leverage Ratio”) as of the last day of each fiscal quarter ended during a period set forth below equal to the level appearing below opposite such period:

Quarters Ending	Leverage Ratio
From the end of the first full fiscal quarter ending after the Closing Date until September 30, 2010	4.25 to 1.00
October 1, 2010 through September 30, 2011	3.75 to 1.00
October 1, 2011 through September 30, 2012	3.25 to 1.00
October 1, 2012 through September 30, 2013	2.75 to 1.00
Thereafter	2.50 to 1.00

2.	A minimum net interest coverage ratio (the “Interest Coverage Ratio”) as of the last day of each fiscal quarter ended during a period set forth equal to the level appearing below opposite such period:

Quarters Ending	Interest Coverage Ratio
From the end of the first full fiscal quarter ending after the Closing Date until September 30, 2010	2.00 to 1.00
October 1, 2010 through September 30, 2011	2.25 to 1.00
October 1, 2011 through September 30, 2012	2.50 to 1.00
October 1, 2012 through September 30, 2013	2.75 to 1.00
Thereafter	3.00 to 1.00

Financial covenant definitions to be consistent with those in the Existing Credit Facility, subject to modifications described above in “Senior Secured Credit Documentation”; provided that the applicable EBITDA definition shall include add-backs for restructuring costs, charges related to the Transactions (including transition costs) and pro forma cost savings after giving effect to the Transactions.

Unrestricted Subsidiaries:	Substantially identical to the Existing Credit Facility (subject to modifications as described above under “Senior Secured Credit Documentation”)).

Voting, Assignments and

Participations, Yield

Protection:	Substantially identical to those set forth in the Existing Credit Facility (except that modifications to provisions requiring the pro-rata sharing of payments shall require “Required Lender,” rather than 100%, consent). In addition, non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs on terms to be mutually agreed. Assignments to the Borrowers and their affiliates will be permitted without any consent on terms and subject to procedures to be mutually agreed.

The Senior Secured Credit Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders).

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, Borrowers shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Senior Secured Facilities and the preparation, execution, delivery and administration of the Senior Secured Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, if necessary, of one local counsel and one regulatory counsel in any jurisdiction) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel and one regulatory counsel in any jurisdiction) in connection with the enforcement of the Senior Credit Documentation.

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole) and, if necessary, one local counsel and one regulatory counsel in any jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties) or material breach of the Senior Secured Credit Documentation by the relevant indemnified person (or its related parties), in each case as determined by a final, nonappealable judgment of a court of competent jurisdiction.

Governing Law and Forum:	New York.

Counsel to the Administrative

Agent and the Commitment Parties:	Cahill Gordon & Reindel LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The applicable Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by Credit Suisse as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(a) with respect to Revolving Loans (including Swingline Loans), (i) 2.50% in the case of ABR Loans and (ii) 3.50% in the case of Eurodollar Loans;

(b) with respect to Term A Loans, (i) 2.50%, in the case of ABR Loans and (ii) 3.50%, in the case of Eurodollar Loans; and

(c) with respect to Term B Loans, (i) 2.75%, in the case of ABR Loans and (ii) 3.75%, in the case of Eurodollar Loans.

“Eurodollar Rate” means the greater of (i) 2.50% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent consented to by all relevant affected Lenders, nine or twelve months (as selected by the applicable Borrower) appearing on LIBOR01 Page published by Reuters.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The applicable Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.75% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. The commitment fee rate shall be subject leverage-based step-downs to be agreed. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

The applicable Borrower shall pay a commitment fee (the “Delayed Draw Commitment Fee”) on the undrawn amount of the Delayed Draw Term Loan Facility, payable quarterly in arrears, at a rate per annum equal to one-half of the Applicable Margin with respect to the Delayed Draw Term Loan Facility. If the Delayed Draw Term Facility is allocated to the Term Loan A Facility and the Term Loan B Facility, the Delayed Draw Commitment Fee shall be 50% of the weighted average of the Applicable Margins with respect to the Delayed Draw Term Facility.

Letter of Credit Fees:	The applicable Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account.

Default Rate:	At any time when the any Borrower is in default in the payment of any amount under the Senior Secured Facilities, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

PROJECT SEABISCUIT

Bridge Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and Exhibits A, B and D attached thereto.

1.	PARTIES

Borrower:	One of the Borrowers under the Senior Secured Facilities as determined by the Parent prior to commencement of the syndication of the Bridge Facility (and a co-borrower, if needed, organized under the laws of a state of the United States) (collectively, the “Borrower”).

Guarantors:	The Bridge Facility shall be jointly and severally guaranteed by the Persons required to guarantee Warner Chilcott Corporation’s existing 8 3/4% Senior Subordinated Notes due 2015 (the “Existing Notes”) or the obligations of the applicable Borrower under the Senior Secured Facilities.

The guarantees of the Initial Bridge Loans and the Extended Term Loans shall rank pari passu with all senior indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors (including the guarantees of the Existing Notes).

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”) will act as the Administrative Agent for the Lenders holding the Initial Bridge Loans (as defined below) from time to time.

Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, arranged by the Commitment Parties and reasonably acceptable to the Borrower (collectively, the “Lenders”).

2.	TYPE AND AMOUNT OF BRIDGE FACILITY

Initial Bridge Loans:	The Lenders will make senior unsecured loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $1.4 billion.

Availability:	The Lenders will make the Initial Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance a portion of the Transactions.

Maturity/Exchange:	The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended to the eighth anniversary of the Closing Date (the “Extended Term Loans”). The Lenders in respect of such Extended Term Loan will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that a Lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the Adjusted LIBOR (as defined below), plus 800 basis points (the “Initial Margin”). Such spread over Adjusted LIBOR will increase by 50 basis points at the end of each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate in effect on the Initial Bridge Loans at any time prior to the Initial Bridge Loan Maturity Date shall not exceed (x) the Interest Rate Cap (as defined in the Fee Letter) and (y) an amount that causes the weighted average per annum yield to maturity payable by the Borrowers with respect to the Senior Secured Facilities, the Bridge Facility, the Senior Notes and any debt securities substituted therefor (calculated in accordance with the Fee Letter) to exceed the Weighted Average Cap (as defined in the Fee Letter, determined as if each reference therein to the Reference Date was a reference to the Closing Date). At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto, subject to the Interest Rate Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 2.50% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month (or six-month, in the case of Extended Term Loans) period appearing on the LIBOR01 Page published by Reuters two business days prior to such date.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

3.	CERTAIN PAYMENT PROVISIONS

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon one business day’s prior notice, at par plus accrued and unpaid interest.

Mandatory Redemption:	The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed that are (except with respect to the issuance of Senior Notes and, subject to exceptions to be agreed, any other indebtedness) not less favorable than those applicable to the Senior Secured Facilities, from 100% of (i) net cash proceeds of the issuance of the Senior Notes and, subject to exceptions to be agreed, any other indebtedness, (ii) net cash proceeds from any issuance of equity, subject to exceptions to be agreed, and (iii) net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries in excess of amounts either reinvested in accordance with the Senior Secured Credit Facilities or required to be paid to the Lenders under the Senior Secured Credit Facilities, subject to exceptions to be agreed.

The Borrower will also be required to make a mandatory offer to purchase the Initial Bridge Loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof.

4.	CERTAIN CONDITIONS

Conditions Precedent:	The availability of the Bridge Facility on the Closing Date will be subject only to (a) the conditions precedent set forth on Exhibit D, and (b) the accuracy in all material respects of the representations and warranties (subject to the Certain Funds Provision); provided that to the extent any of the foregoing are qualified or subject to “material adverse effect”, the definition thereof shall be “Closing Date Material Adverse Effect” as defined in the Exhibit D for purposes of any representations and warranties made or to be made on, or as of, the Closing Date (or a date prior thereto).

5.	DOCUMENTATION

Senior Bridge Credit

Documentation:	The definitive documentation for the Bridge Facility (the “Senior Bridge Credit Documentation”) shall contain those terms and conditions set forth in the Commitment Letter, and shall otherwise contain only covenants and events of default substantially consistent to those set forth in the Existing Notes, in each case, subject to (i) materiality qualifications that give effect to the Acquisition, (ii) “baskets” and exceptions that are sized to reflect the increased EBITDA of Warner Chilcott since the date of the Existing Notes, including giving effect to the Acquisition, (iii) exceptions to permit the Transactions, (iv) changes reflecting that the Bridge Facility is a senior, not a senior subordinated, facility and to include customary securities demand and cooperation covenants and (v) such other changes (including changes to the items referred to in clause (i) and (ii) above) as reasonably agreed based on prevailing market conditions (such agreement not to be unreasonably withheld or delayed). Covenants related to restricted payments and debt incurrence may be more restrictive during the first year of the Bridge Facility. In addition, (i) all applicable covenants shall be subject to the Sanofi Carveout, and (ii) scheduled payments of principal and interest, mandatory redemptions and refinancings with subordinated debt of the Existing Notes shall be carved out of, and permitted under, all applicable covenants in the Credit Facilities.

Representations and

Warranties:	Consistent, to the extent applicable, with (but less restrictive than) those in the Senior Secured Credit Documentation (with conforming changes customary for high-yield-like facilities).

Unrestricted Subsidiaries:	Substantially identical to the Existing Notes (subject to modifications as described above under “Senior Bridge Credit Documentation”).

Voting:	Amendments and waivers of the Senior Bridge Credit Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rate or spreads, (ii) except as provided under “Maturity/Exchange” above, extensions of the Initial Bridge Loan Maturity Date and (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term and (ii) releases of any material Guarantor.

Assignment and Participation:	Subject to the prior notification of the Administrative Agent, the Lenders will have the right to assign Initial Bridge Loans in consultation with (but without the consent of) the Borrower, provided, however, that prior to the Initial Bridge Loan Maturity Date, the consent of the Borrower shall be required (such consent not to be unreasonably withheld) with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 50.1% of the outstanding Initial Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:	Substantially similar to those contained in the Senior Secured Facilities.

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Bridge Lead Arrangers associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Senior Bridge Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Bridge Lead Arrangers taken as a whole and, if necessary, of one local counsel and one regulatory counsel in any jurisdiction) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole and, if necessary, of one local counsel and one regulatory counsel in any jurisdiction) in connection with the enforcement of the Senior Bridge Credit Documentation.

The Administrative Agent, the Bridge Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole), and, if necessary, one local counsel and one regulatory counsel in any jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence or willful misconduct of, or material breach of the Senior Bridge Credit Documentation by, the relevant indemnified person (or its related parties), in each case as determined by a final, nonappealable judgment by a court of competent jurisdiction.

Governing Law and Forum:	New York.

Counsel to the Administrative

Agent and the Commitment Parties:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit C

Summary of Terms and Conditions

of Exchange Notes and Extended Term Loans

Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit C to which this Annex I is attached.

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).

Guarantors:	Same as the Initial Bridge Loans.

The guarantees of the Exchange Notes shall rank pari passu with all senior indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors (including the guarantees of the Existing Notes).

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $50.0 million; provided that a Lender may not elect to exchange only a portion of its outstanding Extended Term Loans for Exchange Notes unless such Lender intends at the time of such partial exchange to sell promptly the Exchange Notes received therefor.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the 8th anniversary of the Closing Date.

Interest Rate:	The Exchange Notes and the Extended Term Loans will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below).

Notwithstanding the foregoing the interest rate for the Exchange Notes and the Extended Term Loans at any time shall not exceed (x) the Interest Rate Cap and (y) an amount that causes the weighted average per annum yield to maturity payable by the Borrowers with respect to the Senior Secured Facilities, the Bridge Facility, the Senior Notes and any debt securities substituted therefor (calculated in accordance with the Fee Letter) to exceed the Weighted Average Cap (as defined in the Fee Letter, determined as if each reference therein to the Reference Date was a reference to the Closing Date). At any time when the Borrower is in default in the payment of any amount under the Exchange Notes or Extended Term Loans, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

“Exchange Spread” shall equal 0 basis points during the three-month period commencing on the Initial Bridge Loan Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

“Initial Rate”, as determined on the Initial Bridge Loan Maturity Date and at the beginning of each subsequent quarterly interest period, means the per annum rate equal to the Adjusted LIBOR Rate plus 1000 basis points.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and on the final maturity date.

Optional Redemption:	The Extended Term Loans and, subject to the following paragraph, the Exchange Notes, may be redeemed, in whole or in part, at the option of the Issuer, at any time at par plus accrued and unpaid interest to the redemption date.

Any Lender holding an Exchange Note shall have the right at any time to fix the interest rate on such Exchange Note (a “Fixed Rate Exchange Note”) at a rate equal to the then applicable rate of interest on the Exchange Notes if such Fixed Rate Exchange Note is sold to a third party purchaser or held by a person other than an Initial Lender or any affiliate of an Initial Lender (other than an Asset Management Affiliate (as defined in the Fee Letter)) (or if the same would be necessary for a sale at par or a sale at par would not then be available, at a rate not to exceed (x) the Interest Rate Cap and (y) an amount that causes the weighted average per annum yield to maturity payable by the Borrowers with respect to the Senior Secured Facilities, the Bridge Facility (including the Exchange Notes), the Senior Notes and any debt securities substituted therefor (calculated in accordance with the Fee Letter) to exceed the Weighted Average Cap (as defined in the Fee Letter, determined as if each reference therein to the Reference Date was a reference to the Closing Date). If such Lender exercises such right, such Fixed Rate Exchange Note will be (a) non-callable for the first four years from the Closing Date (subject to a 35% equity clawback within the first three years and make-whole provisions); and (b) thereafter, callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on such Fixed Rate Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Fixed Rate Exchange Notes; provided that (i) such call protection shall not apply to any call for redemption issued prior to the issuance of any Fixed Rate Exchange Note and (ii) so long as any such Fixed Rate Exchange Notes are held by an Initial Lender or its affiliates, such notes shall be callable at par plus accrued interest.

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Mandatory Offer to Purchase:	Substantially identical to the Existing Notes subject to modifications as may be reasonably agreed based on prevailing market conditions (such agreement not to be unreasonably withheld or delayed).

Registration Rights:	The Issuer will use commercially reasonable efforts to file within 150 days after the date of the first issuance of the Exchange Notes (the “Issue Date”), and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than 1 year from the issuance of any Exchange Note.

If within 300 days from the Issue Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 301st day after the Issue Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Exchange Notes). Such liquidated damages shall increase by 0.25% per annum on the date that is 3 months after the Default Registration Date to a maximum of 0.50% per annum. The Issuer will also pay such liquidated damages for any period of time (subject to

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customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Customary for high yield senior debt offerings of affiliates of the Sponsors based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Senior Notes, and in any event not more restrictive than the Existing Notes (adjusted to reflect that the Exchange Notes are senior, not senior subordinated, obligations and to reflect the increased EBITDA of Warner Chilcott since the date of the Existing Notes, including giving effect to the Acquisition and subject to the Sanofi Carveout and to modifications as may be reasonably agreed based on prevailing market conditions).

Events of Default:	Customary for high yield senior debt offerings of affiliates of the Sponsors based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Senior Notes, and in any event not more restrictive than the Existing Notes (adjusted to reflect that the Exchange Notes are senior, not senior subordinated obligations and to reflect the increased EBITDA of Warner Chilcott since the date of the Existing Notes, including giving effect to the Acquisition and subject to modifications as may be reasonably agreed based on prevailing market conditions).

Governing Law and Forum:	New York.

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EXHIBIT D

PROJECT SEABISCUIT

Conditions

The availability of the Credit Facilities shall be subject to the satisfaction of the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1. Each Loan Party to be party thereto shall have executed and delivered the Senior Secured Credit Documentation and, if applicable, the Senior Bridge Credit Documentation (collectively, the “Credit Facilities Documentation”) on terms consistent with the Commitment Letter and otherwise reasonably satisfactory to both the Loan Parties and the Initial Lenders, and the Commitment Parties shall have received

a.	customary closing certificates and legal opinions; and

b.	a certificate from the chief financial officer of Parent, in form and substance reasonably acceptable to the Commitment Parties, certifying that Parent and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2. Substantially concurrently with the initial fundings contemplated by the Commitment Letter, (a) as a condition to the funding of the Senior Secured Facilities, the Borrower(s) shall receive $1.4 billion in aggregate gross cash proceeds from the issuance of the Senior Notes and/or the borrowing of the Initial Bridge Loans under the Bridge Facility, and (b) as a condition to the funding of the Bridge Facility, the Borrower(s) shall receive $2.15 billion in gross proceeds from the borrowing of the loans under the Senior Secured Facilities (or such lesser amount determined by Parent to be necessary to consummate the Transactions).

3. On the Closing Date, after giving effect to the Transaction, neither the Parent, the Pharmaceuticals Business nor any of their respective subsidiaries shall have any material indebtedness for borrowed money other than the Senior Secured Facilities, the Bridge Facility (or the Senior Notes issued in lieu of the Bridge Facility) and the Existing Notes and other indebtedness expressly contemplated by the Purchase Agreement.

4. The Acquisition shall be consummated pursuant to the Purchase Agreement, substantially concurrently with the initial funding of the Credit Facilities, and no provision thereof shall have been amended or waived in any material respect (including any amendment to the requirement therein for the delivery of Audited Financial Statements (as defined in the Purchase Agreement) without the prior written consent of the Commitment Parties. In addition, neither the Audited Financial Statements nor the Audited Balance Sheet (as defined in the Purchase Agreement) shall be at variance with the Unaudited Financial Statements or the Unaudited Balance Sheet, respectively and each as defined in the Purchase Agreement, in a manner that is material to the value of the Pharmaceuticals Business in a manner that is adverse; provided that the condition set forth in this sentence shall be deemed satisfied at 5:00 p.m. on the fourth calendar day following delivery of the Audited Financial Statements unless the Commitment Parties shall have notified the Parent in writing on or prior to such date that such condition has not been satisfied.

5. Since June 30, 2009, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Warner Chilcott and the Pharmaceuticals Business, taken as a whole (the “Closing Date Material Adverse Effect”); provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur (with each capitalized term used but not defined herein having the meaning assigned to such term in the Purchase Agreement): (i) any changes generally affecting other companies that manufacture, market or sell prescription pharmaceutical products; (ii) any changes in the United States general economy or the general economy in other geographic areas in which the Warner Chilcott or the Pharmaceuticals Business operates; (iii) changes in political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any consequences arising with respect to the Pharmaceuticals Business from Parent’s failure to consent to Seller taking an action prohibited by Section 5.01(b) of the Purchase Agreement; (v) the failure of Warner Chilcott or the Pharmaceuticals Business to meet internal forecasts or budgets for any period prior to, on or after the date hereof (but the underlying reason for the failure to meet such forecasts or budgets may be considered in any determination of whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur); (vi) the announcement of the Acquisition or the transactions contemplated by the Purchase Agreement, in each case including any employee departures; (vii) any effects resulting from (x) legal proceedings pending as of the date hereof with respect to any of the Products or (y) any pending or future challenge to the validity of any Intellectual Property within the Pharmaceuticals Business Assets related to the Products set forth on Schedule 1.01(f) Part I (including, with respect to clause (y) by a third party filing an abbreviated new drug application containing an assertion that any such patent within the Pharmaceuticals Business Assets is invalid, unenforceable or will not be infringed by the manufacture, use or sale of the drug product for which such abbreviated application is submitted); (viii) any failure of Seller and its affiliates to obtain approval from any Governmental Entity for (A) the manufacturing, marketing or sale of any Product in any geographic area where such Product is not manufactured, marketed or sold (as applicable) or (B) the manufacturing, marketing or sale of any Pipeline Compound in any geographic area; provided that this clause (viii) shall not apply to any Product or Pipeline Compound set forth on Schedule 1.01(f) Part II to the Purchase Agreement; (ix) any matter to the extent specifically disclosed in the P&G Disclosure Letter; (x) a Sanofi Put or notice by Sanofi of its intent to effect a Sanofi Put; or (xi) changes in Laws (including pharmaceutical product coverage or reimbursement policies, practices or procedures of Medicare or Medicaid) or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (xi), such matter shall be considered to the extent (but solely the disproportionate extent) that it disproportionately affects Warner Chilcott and the Pharmaceuticals Business, taken as a whole, as compared to similarly situated businesses manufacturing, marketing or selling prescription pharmaceutical products.

6. The Borrower shall be in compliance with the financial covenants contained in the Credit Facilities Documentation determined on a pro forma basis after giving effect to the Transactions.

7. Pro Forma EBITDA for the Pharmaceuticals Business for the four most-recent fiscal quarters ended not less than 45 days prior to the Closing Date, calculated in a manner consistent with Exhibit E hereto (adjusted to exclude restructuring charges) shall not be less than $710 million.

8. The closing of the Credit Facilities shall have occurred on or before the Expiration Date.

9. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent (or its predecessor) and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (b) audited combined statements of income, equity and cash flows of the Pharmaceutical Business for the three fiscal years ended June 30, 2009, and the audited combined balance sheets of the Pharmaceutical Business for two fiscal years ended June 30, 2009, (c) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent (or its predecessor) and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date and (d) unaudited combined balance sheets and related statements of income, equity and cash flow for the Pharmaceutical Business for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by Parent or its predecessor will satisfy the foregoing requirements with respect to Parent or its predecessor and its subsidiaries.

10. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent (or its predecessor) and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

11. As a condition to the availability of the Credit Facilities, (a) the Investment Bank (as defined in the Fee Letter referred to in the Commitment Letter) shall have received, not later than 20 business days prior to the Closing Date, a customary offering memorandum, including financial statements, pro forma financial statements, Business and other financial data of the type required by Regulation S-X (other than Rule 3-10 or Rule 3-16 of Regulation S-X) and Regulation S-K under the Securities Act of 1933 and of type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents to consummate the offering of the Senior Notes (other than (i) consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries (including as otherwise would have been included in any notes to the historical financial statements), although customary qualitative and quantitative disclosure with respect to assets, liabilities, revenue, operating income and adjusted EBITDA shall be provided and (ii) such other financial statements, information and data as otherwise reasonably requested by the Commitment Parties) and drafts of customary comfort letters by auditors of the Parent and the Pharmaceuticals Business which such auditors are prepared to issue upon completion of customary procedures, and (b) Parent shall ensure that such investment bank shall have been afforded a period of at least 15 consecutive business days upon receipt of the information described in clause (a), to seek to place the Senior Notes with qualified purchasers thereof and to syndicate the Senior Credit Facilities.

12. The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

13. Payment of all fees and expenses due to the Commitment Parties and the Lenders from the proceeds of the initial fundings under the Credit Facilities.

14. With respect to the Senior Secured Facilities, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Senior Secured Credit Documentation) in the Collateral under the Senior Secured Facilities shall have been taken; provided, however, that with respect to the creation or perfection of a security interest in any intended Collateral, if the creation or perfection of the Administrative Agent’s security interest in such intended Collateral is not or cannot reasonably be accomplished prior to the Closing Date

(other than (x) any guarantee or pledge by a person that is organized in the United States (including Puerto Rico) or by a borrower under, or guarantor of, the Existing Credit Facility or the existing senior subordinated notes, and (y) the pledge and perfection of security interests (i) in material assets located in any state of the United States, Puerto Rico or the District of Columbia, (ii) in other assets therein with respect to which a lien may be perfected solely by the filing of a financing statement under the UCC or (iii) in capital stock with respect to which a lien may be perfected by the delivery of a stock certificate) after use of commercially reasonable efforts to do so or without undue delay, burden or expense, then such Collateral shall not constitute a condition precedent to the initial borrowings under the Senior Secured Facilities if the Borrowers agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a reasonable period after the Closing Date to be mutually agreed.

15. Except to the extent amended and restated in accordance with paragraph (a) of Exhibit A all amounts due or outstanding in respect of the Existing Credit Facility shall have been paid in full and all commitments in respect thereof terminated and all guarantees (if any) therefore and security (if any) thereof discharged and released.

EXHIBIT E

Pharmaceuticals Business FY 2009 EBITDA Bridge

($ in millions)

	Unaudited Actuals	Divestitures – Japan	Divestiture Results in Unaudited Financials – Other	Pro Forma Results
Net Sales	$2,317.5	$(44.5)	$(13.2)	$2,259.8
Cost of Products Sold	217.3	—	(5.9)	211.4

Gross Profit	2,100.2	(44.5)	(7.3)	2,048.4

Operating Expenses	1,281.7	—	(0.2)	1,281.5

Operating income	818.5	(44.5)	(7.1)	766.9

Depreciation	40.4	—	—	40.4
Amortization	27.7	—	—	27.7
Stock-based compensation	15.4	—	—	15.4
Gain on sale of assets (divestitures)	(78.5)	—	—	(78.5)

EBITDA	$823.5	$(44.5)	$(7.1)	$771.9